Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 of Registration Statement No. 333-187457 of our reports dated February 22, 2013, relating to the consolidated financial statements of Meritage Homes Corporation and subsidiaries, and the effectiveness of Meritage Homes Corporation and subsidiaries’ internal control over financial reporting, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Phoenix, Arizona

April 18, 2013